Exhibit 99.1

FOR IMMEDIATE RELEASE

Second Sight Medical Products Announces Closing of Public Offering

Los Angeles, CA – (BUSINESS NEWSWIRE) June 25 , 2021 — Second Sight Medical Products, Inc. (NASDAQ: EYES) (“Second Sight” or the “Company”), a leading developer of implantable visual prosthetics that are intended to create an artificial form of useful vision for blind individuals, today announced the closing of its previously announced underwritten public offering of 11,500,000 shares of its common stock at a public offering price of $5.00 per share, which includes 1,500,000 shares sold upon full exercise of the underwriter’s option to purchase additional shares, The gross proceeds from the offering, including the exercise of the over-allotment option, were $57,500,000, before deducting underwriting discounts, commissions and other offering expenses.

ThinkEquity, a division of Fordham Financial Management, Inc., acted as sole book-running manager for the offering.

The Company intends to use the net proceeds from the offering primarily for development of the Orion device and general corporate purposes.

The securities were offered and sold pursuant to a shelf registration statement on Form S-3 (File No. 333-256904), including a base prospectus, filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 8, 2021 and declared effective on June 14, 2021. The offering was made only by means of a written prospectus. A final prospectus supplement and accompanying prospectus describing the terms of the offering has been filed with the SEC on its website at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering may also be obtained from the offices of ThinkEquity, a division of Fordham Financial Management, Inc., 17 State Street, 22nd Floor, New York, New York 10004, by telephone at (877) 436-3673 or by email at prospectus@think-equity.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About the Orion Visual Cortical Prosthesis System

Leveraging Second Sight’s 20 years of experience in neuromodulation for vision, the Orion Visual Cortical Prosthesis System (Orion) is an implanted cortical stimulation device intended to provide useful artificial vision to individuals who are blind due to a wide range of causes, including glaucoma, diabetic retinopathy, optic nerve injury or disease, and eye injury. Orion is intended to convert images captured by a miniature video camera mounted on glasses into a series of small electrical pulses. The device is designed to bypass diseased or injured eye anatomy and to transmit these electrical pulses wirelessly to an array of electrodes implanted on the surface of the brain’s visual cortex, where it is intended to provide the perception of patterns of light. A six-subject early feasibility study of the Orion is currently underway at the Ronald Reagan UCLA Medical Center in Los Angeles and the Baylor College of Medicine in Houston. No peer-reviewed data is available yet for the Orion system.

About Second Sight Medical Products, Inc.

Second Sight Medical Products, Inc. (Nasdaq: EYES) develops implantable visual prosthetics that are intended to deliver useful artificial vision to blind individuals. A recognized global leader in neuromodulation devices for blindness, the Company is committed to developing new technologies to treat the broadest population of sight-impaired individuals. The Company’s headquarters are in Los Angeles, California. More information is available at https://secondsight.com/.

Safe Harbor

This press release contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the US Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “target,” “believe,” “expect,” “will,” “may,” “anticipate,” “estimate,” “would,” “positioned,” “future,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on Second Sight’s current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Actual results and outcomes may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results and outcomes to differ materially from those indicated in the forward-looking statements include, among others, the following: (1) legal claims or proceedings relating to Second Sight’s termination of the Memorandum of Understanding with Pixium Vision and costs relating thereto; (2) changes in applicable laws or regulations; (3) the possibility that Second Sight may be adversely affected by other economic, business, and/or competitive factors; (4) the impact of COVID-19 on Second Sight’s business; and (5) other risks and uncertainties indicated from time to time in Second Sight’s Form 10-K for the year ended December 31, 2020, as amended, including those under “Risk Factors” therein, and in Second Sight’s other filings with the SEC. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that Second Sight considers immaterial or which are unknown. A further list and description of risks and uncertainties can be found in Second Sight’s Annual Report on Form 10-K, filed on March 16, 2021 as amended on April 14, 2021 and on April 27, 2021 and Form 10-Q filed on May 13, 2021, and as thereafter amended. Any forward-looking statement made by us in this press release is based only on information currently available to Second Sight and speaks only as of the date on which it is made. Second Sight undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

Investor Relations:

Scott Dunbar

Acting CEO

investors@secondsight.com

(818) 833-5000